                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)





(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                                     YEAR ENDED DECEMBER 31
                                  ------------------------------------------------------------
                                    1997         1996         1995         1994         1993
                                  --------     --------     --------     --------     --------
Fixed charges                     $633,845     $598,312     $584,137     $474,844     $491,076
Preferred stock dividends           25,457       36,356       39,334       38,876       38,592
                                  --------     --------     --------     --------     --------
Combined fixed charges and
  preferred stock dividends        659,302      634,668      623,471      513,720      529,668
Net income                         159,926      127,228       77,359       85,579       94,256
                                  --------     --------     --------     --------     --------
    Total                         $819,228     $761,896     $700,830     $599,299     $623,924
                                  ========     ========     ========     ========     ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                   1.24:1       1.20:1       1.12:1       1.17:1       1.18:1
                                  ========     ========     ========     ========     ========





(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                                     YEAR ENDED DECEMBER 31
                                  ------------------------------------------------------------
                                    1997         1996         1995         1994         1993
                                  --------     --------     --------     --------     --------
Fixed charges                     $352,348     $283,974     $223,751     $139,188     $ 80,923
Preferred stock dividends           25,457       36,356       39,334       38,876       38,592
                                  --------     --------     --------     --------     --------
Combined fixed charges and
  preferred stock dividends        377,805      320,330      263,085      178,064      119,515
Net income                         159,926      127,228       77,359       85,579       94,256
                                  --------     --------     --------     --------     --------
    Total                         $537,731     $447,558     $340,444     $263,643     $213,771
                                  ========     ========     ========     ========     ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                   1.42:1       1.40:1       1.29:1       1.48:1       1.79:1
                                  ========     ========     ========     ========     ========